Exhibit 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of May 17, 2007 (“Effective Date”), by and between Rader Farms Acquisition Corp., a Delaware Corporation (the “Company”) a wholly-onwed subsidiary of The Inventure Group, Inc., a Delaware corporation, (“Inventure”), and Brad Rader (the “Executive”).

WITNESSETH:

WHEREAS, Executive is not currently employed with the Company and the Company desires to attract and retain the services of Executive, and Executive desires to become employed by the Company, on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

1.             Employment.  The Company agrees to employ Executive as Vice President/General Manager Rader Farms Inc., and Executive accepts such employment and agrees to perform full-time employment services for the Company, subject always to direction of the Chief Operating Officer of Inventure or his designee (the “COO”) for the period and upon the other terms and conditions set forth in this Agreement.

2.             Term.  The term of employment under this Agreement (the “Term”) shall be for the period commencing on the Effective Date and ending on May       , 2010; provided, however, that this Agreement may be terminated upon written notice by either party as set forth in Section 5 below, for any reason whatsoever, this being an “at will” employment agreement.  Sections 5 and 6 of this Agreement shall govern the amount of any compensation to be paid to Executive upon termination of this Agreement and his employment.

3.                                       Position and Duties.

3.1.          Service with the Company.  During the Term of this Agreement, Executive agrees to perform such executive employment duties as the COO shall reasonably assign to him from time to time.

3.2.          No Conflicting Duties.  Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during the Term of this Agreement, he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement or Executive’s fiduciary obligations to the Company.

4.                                       Compensation and Benefits.

4.1.          Base Salary.  As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive an annual salary of $200,000.00 (the “Base Salary”). The Base Salary shall be subject to review and change at the discretion of the Inventure Board of Directors (the “Board”) (or its Compensation Committee), however, the Base Salary may not be decreased without the written consent of the Executive.  The Company shall pay the Base Salary to Executive on the Company’s regularly scheduled paydays in accordance with the Company’s normal payroll procedures and policies.

4.2.          Bonuses.  Executive may be eligible for bonuses as determined by the Board (or its Compensation Committee) in its discretion.

4.3.          Stock Options.  Within thirty (30) days after the Effective Date, Inventure and Executive will enter into a Stock Option Award Agreement (the “Award Agreement”), in the form attached hereto as Exhibit A, pursuant to which Inventure shall grant to Executive, under Inventure’s current Option Plan, options to purchase 100,000 shares of Inventure’s Common Stock, at an exercise price per share equal to the closing price per share on the day prior to the date of grant and otherwise on the terms and conditions set forth in the Award Agreement and the Option Plan.

4.4.          Participation in Benefit Plans.  Executive shall be included to the extent eligible thereunder in any and all plans of the Company providing general benefits for the Company’s executive employees, including, without limitation, medical, dental, vision, disability, life insurance, 401(k) plan, sick days, vacation, and holidays.  Executive’s participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable thereto.  In addition, during the Term of this Agreement, Executive shall be eligible to participate in all non-qualified deferred compensation and similar compensation, bonus and stock plans offered, sponsored or established by Company on substantially the same or a more favorable basis as any other employee of Company.

4.5.          Business Expenses.  In accordance with the Company’s policies established from time to time, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate supporting documentation.

4.6.          Automobile Allowance.  The Company shall pay Executive $850.00 per month as an automobile allowance, less any required withholdings for tax purposes (the “Monthly Car Allowance”).  Executive shall procure and maintain adequate insurance coverage on the automobile he uses for Company purposes.  Executive acknowledges that he may recognize taxable income in connection with these payments and that these amounts will be reflected on Executive’s W-2, if required by law.

5.                                       Termination.

5.1.          Disability.  At the Company’s election, Executive’s employment and this Agreement shall terminate upon Executive’s becoming totally or permanently disabled for a period of ninety (90) days or more in any twelve (12) month period.  For purposes of this Agreement, the term “totally or permanently disabled” or “total or permanent disability” means Executive’s inability on account of sickness or accident, whether or not job-related, to engage in regularly or to perform adequately his assigned duties under this Agreement.  A reasonable determination by the Company of the existence of a disability shall be conclusive for all purposes hereunder.  In making such determination of disability, the Company may utilize such advice and consultation as the Company deems appropriate, but there is no requirement of procedure or formality associated with the making of a determination of disability.

5.2.          Death of Executive.  Executive’s employment and this Agreement shall terminate immediately upon the death of Executive.

5.3.          Termination for Cause.  The Company may terminate Executive’s employment and this Agreement at any time for “Cause” (as hereinafter defined) immediately upon written notice to Executive.  As used herein, the term “Cause” shall mean that Executive shall have in the reasonable judgment of the Board (i) committed a criminal act or a single act of fraud, embezzlement, breach of trust, or an act of gross misconduct, or (ii) violated any material written Company policy or rules of the Company, unless cured by Executive within 30 days following written notice thereof to Executive, or (iii) Executive’s willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to the Company, or (iv) refused to follow the reasonable written directions given by the COO or his designee or breached any covenant or obligation under this Agreement or other agreement with the Company, unless cured by Executive within 30 days following written notice thereof to Executive.

5.4.          Resignation.  Executive’s employment and this Agreement shall terminate on the earlier of the date that is one (1) month following the written submission of Executive’s resignation to the Company or the date such resignation is accepted by the Company.

5.5.          Termination Without Cause.  The Company may terminate Executive’s employment and this Agreement without cause upon written notice to Executive.  Termination “without cause” shall mean termination of employment on any basis (including no reason or no cause) other than termination of Executive’s employment hereunder pursuant to Sections 5.1, 5.2, 5.3, or 5.4.

5.6.          Surrender of Records and Property.  Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all credit cards, computer equipment, cellular telephone, records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, that are the property of the Company and that relate in any way to the business, strategies, products, practices, processes, policies or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company that in any of these cases are in his possession or under his control, and Executive shall also remove all such information from any personal computers and other electronic devices that he owns or controls.

6.             Compensation Upon the Termination of Executive’s Employment.

6.1.          In the event that Executive’s employment and this Agreement are terminated pursuant to Section 5.1 (Disability), 5.3 (Cause), or 5.4 (Resignation), then Executive shall be entitled to receive Executive’s then current Base Salary through the date his employment is terminated, but no other compensation of any kind or amount.

6.2.          In the event Executive’s employment and this Agreement are terminated pursuant to Section 5.2 (Death), Executive’s beneficiary or a beneficiary designated by Executive in writing to the Company, or in the absence of such beneficiary, Executive’s estate, shall be entitled to receive Executive’s then current Base Salary through the end of the month in which his death occurs, but no other compensation of any kind or amount.

6.3.          Unless Section 7 applies, in the event Executive’s employment and this Agreement are terminated by the Company pursuant to Section 5.5 (Without Cause), the Company shall pay to Executive, as a severance allowance, the following amounts, but no other compensation or benefits of any kind: (a) if Executive has been employed by the Company for less than one year after the Effective Date, his then current monthly Base Salary and Monthly Car Allowance for the four (4) month period following the date of termination, paid on the Company’s regular paydays throughout that four-month period, (b) if Executive has been employed by the Company for more than one year after the Effective Date, his then current monthly Base Salary and Monthly Car Allowance for the six (6) month period following the date of termination, paid on the Company’s regular paydays throughout that six-month period and in either event (c) within thirty (30) days after termination of Executive’s employment, any amounts payable under any bonus plans for which Executive is eligible to participate as of the date of the termination of his employment, after pro rating all targets, quotas, and bonus payments as of the termination date, regardless when such bonus may be due under the bonus plan.  Executive shall be entitled to receive these benefits and payments only if he complies with his continuing obligations to the Company as set forth in this Agreement.

7.             Change in Control.  In the event of both a Change in Control (as defined below) and the occurrence of Good Reason (as defined below), the Company shall, within thirty (30) days after occurrence of the last of these conditions, pay Executive a lump sum amount equal to the sum of:  (a) 50% of Executive’s then current annual Base Salary for twelve (12) months; (b) Executive’s Monthly Car Allowance for twelve (12) months; and (c) any amounts payable under any bonus plans for which Executive is eligible to participate as of the date of the Change of Control, after pro rating all targets, quotas, and bonus payments as of the date of the Change in Control, regardless when such bonus may be due under the bonus plan.  Executive shall be entitled to receive these benefits and payments only if he complies with his continuing obligations to the Company as set forth in this Agreement.

7.1.          Definition of Change in Control.  As used herein, a “Change in Control” means both: (i) a change in the composition of the Board, as a result of which less than a majority of the incumbent directors are directors who either (x) had been directors of Inventure on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (y) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; and (ii) one of the following events has occurred:  (a) the consummation of a merger or consolidation of Inventure with or into another entity or any other corporate reorganization, if more than 30% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation, or other reorganization is owned by persons who were not stockholders of Inventure immediately prior to such merger, consolidation, or other reorganization; or (b) the sale, transfer, or other disposition of all or substantially all of Inventure’s assets.  A transaction shall not constitute a Change of Control if its sole purpose is to change the state of Inventure’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held Inventure’s securities immediately before such transaction.

7.2.          Definition of Good Reason.  As used herein, “Good Reason” means any of the following:  (i) termination by the Company of Executive’s employment and this Agreement without cause (as that term is defined in Section 5.5) within three (3) months before, or within twelve (12) months after, a Change in Control; (ii) a material reduction in Executive’s title, status, authority, or responsibility at the Company within twelve (12) months after a Change in Control; (iii) within twelve (12) months after a Change in Control, there is a material reduction in the benefits that were in effect for the Executive immediately prior to the Change in Control, and comparable reductions have not been made in the benefits of the other members of senior management of the Company; (iv) except with Executive’s prior written consent, relocation of Executive’s principal place of employment to a location outside Whatcom County, Washington within twelve (12) months following a Change in Control; or (v) any material breach by the Company of its material obligations under this Agreement within twelve (12) months following a Change in Control.

8.             Release.  As a condition precedent to the Company’s obligation to provide Executive with the amounts set forth in Section 6.3 or Section 7, Executive must first execute and deliver to the Company a legal release, in form and substance acceptable to the Company, in which Executive releases Inventure, the Company and their affiliates, directors, officers, employees, agents from any and all claims, including claims relating to the Executive’s employment with the Company, the termination of Executive’s employment, if applicable, and any facts constituting Good Reason.

9.             Ventures.  If, during the Term of this Agreement, Executive is engaged in or associated with the planning or implementing of any project, program, or venture involving the Company and a third party or parties, all rights in the project, program, or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Except as approved in writing by the Board, Executive shall not be entitled to any interest in such project, program, or venture or to any commission, finder’s fee, or other compensation in connection therewith other than the Base Salary to be paid to Executive as provided in this Agreement.

10.                                 Restrictions.

10.1.        Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

10.1.1.     “Trade Secrets” means information that is not generally known about the Company or its business, including without limitation about its products, recipes, projects, designs, developmental or experimental work, computer programs, data bases, know-how, processes, customers, suppliers, business plans, marketing plans and strategies, financial or personnel information, and information obtained from third parties under confidentiality agreements.  “Trade Secrets” also means formulas, patterns, compilations, programs, devices, methods, techniques, or processes that derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  In particular, the parties agree and acknowledge that the following list, which is not exhaustive and is to be broadly construed, enumerates some of the Company’s Trade Secrets, the disclosure of which would be wrongful and would cause irreparable injury to the Company: (i) recipes for the Company’s specialty potato chips, other salted snack foods, and other food products; (ii) manufacturing processes for the foregoing products; (iii) pricing information; (iv) product development, marketing, sales, customer, and supplier information related to any Company product or service available commercially or in any stage of development during Executive’s employment with the Company; and (v) Company marketing and business strategies, ideas, and concepts.  Executive acknowledges that the Company’s Trade Secrets were and are designed and developed by the Company at great expense and over lengthy periods of time, are secret, confidential, and unique, and constitute the exclusive property of the Company.

10.1.2.     “Restricted Field” means the growing, manufacturing, marketing and selling of individual packages of quick frozen berries and any similar businesses conducted by the Company during the Term.  The Company is in the business of growing, manufacturing, and selling these products in the Business Territory.

10.1.3.     “Non-Competition Period” means a period of 36 months after the termination of Executive’s employment with the Company.

10.1.4.     “Business Territory” means the entire United States.

10.1.5.     “Non-Solicitation Period” means a period of thirty-six (36) months after the termination of Executive’s employment with the Company.

10.2.        Non-Disclosure Obligations.  Executive shall not at any time, during or after the Term of this Agreement, without the express written consent of an officer of the Company, publish, disclose, or divulge to any person, firm or corporation, or use directly or indirectly for the Executive’s own benefit or for the benefit of any person, firm, corporation or entity other than the Company, any Trade Secrets of the Company.

10.3.        Non-Competition Obligations.  Executive acknowledges the substantial amount of time, money, and effort that the Company has spent and will spend in developing its products and other strategically important information (including but not limited to Trade Secrets), and agrees that during the Non-Competition Period, Executive will not, alone or with others, directly or indirectly, as an employee, agent, consultant, advisor, owner, manager, lender, officer, director, employee, partner, stockholder, or otherwise, engage in any Restricted Field activities in the Business Territory, nor have any such relationship with any person or entity that engages in Restricted Field activities in the Business Territory; provided, however, that nothing in this Agreement will prohibit Executive from owning a passive investment of less than one percent of the outstanding equity securities of any company listed on any national securities exchange or traded actively in any national over-the-counter market so long as Executive has no other relationship with such company in violation of this Agreement.  The Non-Competition Period set forth in this Section 10.3 shall be tolled during any period in which the Executive is in breach of the restriction set forth herein.

10.4.        Agreement Not to Solicit Customers.  Executive agrees that during Executive’s employment with the Company hereunder and during the Non-Solicitation Period, Executive will not, either directly or indirectly, on Executive’s own behalf or in the service or on behalf of others, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, to any business that engages in Restricted Field activities in the Business Territory (i) any person or entity whose account with the Company was sold or serviced by or under the supervision of Executive during the thirty-six (36) months preceding the termination of such employment, or (ii) any person or entity whose account with the Company has been directly solicited at least twice by the Company within the year preceding the termination of employment (the “Customers”).  The Non-Solicitation Period set forth in this Section 10.4 shall be tolled during any period in which the Executive is in breach of the restriction set forth herein.

10.5.        Agreement Not to Solicit Employees.  Executive agrees that during Executive’s employment with the Company hereunder and during the Non-Solicitation Period, Executive will not, either directly or indirectly, on Executive’s own behalf or in the service or on the behalf of others solicit, divert, or hire away, or attempt to solicit, divert, or hire away any person then employed by the Company, nor encourage anyone to leave the Company’s employ.  The Non-Solicitation Period set forth in this Section 10.5 shall be tolled during any period in which the Executive is in breach of the restriction set forth herein.

10.6.        Non-Disparagement.  Executive agrees that during Executive’s employment with the Company hereunder and thereafter, he will not, either directly or indirectly, disparage, defame, or besmirch the reputation, character, or image of the Company or its products, services, employees, directors, or officers.

10.7.        Reasonableness.  Executive and the Company agree that the covenants set forth in this Agreement are appropriate and reasonable when considered in light of the nature and extent of the Company’s business.  Executive further acknowledges and agrees that (i) the Company has a legitimate interest in protecting the Company’s business activities and its current, pending, and potential Trade Secrets; (ii) the covenants set forth herein are not oppressive to Executive and contain reasonable limitations as to time, scope, geographical area, and activity; (iii) the covenants do not harm in any manner whatsoever the public interest; (iv) the covenants set forth herein do not completely restrain Executive from working in Executive’s chosen profession, and Executive can earn a livelihood in Executive’s profession without violating any of the covenants set forth herein; (v) Executive has received and will receive substantial consideration for agreeing to such covenants, including without limitation the consideration to be received by Executive under this Agreement; and (vi) the Company has entered into that certain Asset Purchase Agreement between the Company, Rader Farms Inc. and all the shareholders of Rader Farms Inc. in part in reliance on Executive’s agreement to be bound by this Agreement in connection therewith and if Executive were to engage in prohibited activities in the Restricted Field within the Business Territory, it would harm the Company.

10.8.        Indirect Benefit under Purchase Agreement.  Executive is the son of Lyle and Sue Rader, the shareholders of Rader Farms Inc., a Washington Company (“Rader Farms”), which has sold substantially all of its assets to the Company pursuant to that certain Asset Purchase Agreement of even date herewith, and as such Executive will receive substantial indirect benefits from the Company’s purchase of substantially all of the assets of Rader Farms, which Executive agrees shall be deemed additional consideration from the Company for Executive’s restrictive covenants set forth in this Section 10.

11.           Other Agreements.  Executive reaffirms Executive’s obligations set forth in the Employee Proprietary Rights Agreement attached hereto as Exhibit B.  Executive further acknowledges and agrees that he will comply with all other Company policies and procedures, including, without limitation, the Company’s Stock Trading policy.

12.           Assignment.  This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets or (iii) of which 30% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company.  Upon such assignment by the Company, the Company shall attempt to obtain the assignees’ written agreement enforceable by Executive to assume and perform, from and after the date of such assignment, the terms, conditions, and provisions imposed by this Agreement upon the Company.  After any such assignment by the Company and such written agreement by the assignee, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 12.

13.                                 Other Provisions.

13.1.        Governing Law.  This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Washington without reference to conflicts of law provisions thereof.

13.2.        Injunctive Relief.  Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement.  Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement.  This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

13.3.        Prior Agreements.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement which are not set forth herein.

13.4.        Withholding Taxes and Right of Offset.  The Company may withhold from all payments and benefits under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.  Executive agrees that the Company may offset any payments owed to Executive pursuant to this Agreement or otherwise against any amounts owed by the Executive to the Company.

13.5.        Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by Executive and the Company.

13.6.        No Waiver.  No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

13.7.        Severability.  To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

13.8.        Survivability.  Sections 6, 7, 8, 9, 10, 11, 12, and 13 of this Agreement shall survive the termination of this Agreement and the termination of Executive’s employment with the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

“Company”:	Rader Farms Acquisition Corp.

/s/ Eric J. Kufel
Eric J. Kufel, President

“Executive”:	/s/ Brad Rader
Brad Rader

Exhibit A

OFFICER

INCENTIVE STOCK OPTION

AGREEMENT

THE INVENTURE GROUP, INC., a Delaware corporation (the “Company”), hereby grants effective May     , 2007 to Brad Rader (the “Optionee”) an option to purchase a total of 100,000 shares of common stock, par value $.01 per share, of the Company (the “Common Stock”) at a price of  $              per share.

1.             Nature of the Option.  This option is intended to be an “Incentive Stock Option” as defined in and subject to the limitations of Section 422A of the Internal Revenue Code of 1986 and has been granted under the Company’s 2005 Equity Incentive Plan, as amended (the “Plan”).

2.             Exercise of Option.

a)  This option may be exercised by delivery of written notice to the Company stating the number of shares of Common Stock with respect to which the option is being exercised, making such representations, warranties and agreements with respect to such shares of Common Stock as may be required by the Company, and accompanied by full payment of the purchase price therefor.  Payment may be made in cash, by check, by delivery of shares of Common Stock or in such other form or combination of forms as shall be acceptable to the Company, provided that any loan or guaranty by the Company of the purchase price may only be made if the Company’s Board of Directors determines that such loan or guaranty is reasonably expected to benefit the Company.  This option shall not be exercisable as to fewer than 500 shares of Common Stock, or the remaining shares of Common Stock covered by this option if fewer than 500.

b)  This option shall vest and become exercisable on and after the following dates:

May     , 2008                         33,333  shares

May     , 2009                         33,333  shares

May     , 2010                         33,334  shares

Notwithstanding the foregoing, all of the options granted to Optionee hereunder shall immediately, and without further action of any party, vest upon a “change of control” of Company.  When used herein, the term “change of control” shall mean the change of hands, within any consecutive one-month period, of more than thirty percent (30%) of the voting stock of the Company, with the concomitant result that the new owner or owners of such stock exercise their voting rights to “control” the identities of the members of the Board, as the term “control” is defined, or to which reference is made, in the regulations promulgated under the Securities Exchange Act of 1934.

3.             Termination.  This option shall expire five (5) years from the effective date above, (the “Expiration Date”) unless earlier terminated in accordance with the provisions hereof.

4.             Early Termination.

a)             In the event that the Optionee’s employment is terminated for cause, the option granted hereunder shall lapse to the extent unexercised immediately upon the giving of the notice of such termination.  Fur purposes of this paragraph, “for cause” shall mean incompetence, gross negligence, insubordination, conviction of a felony or willful misconduct by the Optionee as determined in good faith by the Board of Directors of the Company, a Committee of the Board of Directors with the authority to make such a determination or the Board of Directors of the subsidiary of the Company at which Optionee is employed.

b)            In the event of the death of the Optionee, the Optionee’s estate shall have the privilege of exercising the option granted hereunder not theretofore exercised by the Optionee, to the extent that the Optionee was entitled to exercise such rights on the date of the Optionee’s death; but in such event, the period of time within which the purchase or exercise may be made shall be the earlier of (i) 180 days next succeeding the death of the Optionee or (ii) the Expiration Date.

c)             In the event of termination of employment with the Company or its subsidiaries by the Optionee for any reason other than for cause or death, the Optionee shall have the right to exercise the option granted hereunder, to the extent that the Optionee was entitled to exercise such option on the date of such termination, during the period ending 60 days following such termination date.

5.             Adjustment Provisions.

a)             If the Company shall at any time change the number of issued shares of Common Stock without new consideration of the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the Common Stock), the number of shares of Common Stock covered by this option and the purchase price shall be adjusted so that the net value of this option shall not be changed.

b)            In the case of any sale of assets, merger, consolidation, combination or other corporate reorganization or restructuring of the Company with or into another corporation which results in the outstanding common stock being converted into or exchanged for different securities, cash or other property, or any combination thereof (an “Acquisition”), the Optionee shall have the right thereafter and during the term of this option, to receive upon exercise thereof in whole or in part the Acquisition Consideration (as defined below) receivable upon the Acquisition by a holder of the number of shares of Common Stock which might have been obtained upon exercise of this option or portion hereof, as the case may be, immediately prior to the Acquisition.  The term “Acquisition Consideration” shall mean the kind and amount of securities, cash or other property or any combination thereof receivable in respect of one share of Common Stock upon consummation of an Acquisition.

6.             Assignment or Transfer.  This option may not be assigned or transferred and shall be exercisable only by the Optionee during the Optionee’s lifetime.

7.             Agreement to Serve.  The Optionee agrees that, during the course of any employment by the Company, he/she will devote such time, energy and skill to the service of the Company as may reasonably be necessary to carry out his/her duties as an employee.  The Optionee further agrees that during the course of his/her service as an employee of the Company, he/she will devote such time, energy and skill to the service of the Company as may reasonably be necessary to carry out his/her obligations as an employee.  Notwithstanding the foregoing, this option is not a contract of employment and the terms of any employment of the Optionee shall not be enlarged or otherwise affected hereby except to the extent specifically so provided herein.

8.             Reserved Shares.  The Company has duly reserved for issuance a number of authorized but unissued shares adequate to fulfill its obligations under this Agreement.  During the term of this Agreement, the Company shall take such action as may be necessary to maintain at all times an adequate number of shares reserved for issuance or treasury shares to fulfill its obligations hereunder.

9.             Legends.  The certificates evidencing shares of Common Stock purchased pursuant to this option shall bear any legends deemed necessary by the Company.

10.           Compliance with Law.  This option shall not be exercised, and no shares of Common Stock shall be issued in respect hereof, unless in compliance with federal and applicable state securities laws.  The Optionee hereby agrees to execute such documents as the Company may reasonably request to assure the availability to the Company of an exemption from the registration requirements of the Securities Act or any state securities or blue sky laws.

11.           Representations of the Optionee.  As a condition to the exercise of this option, the Optionee will deliver to the Company such signed representations, warranties and agreements as may be necessary, in the opinion of counsel satisfactory to the Company, for compliance with applicable federal and state securities laws.

12.           Resale.  The Optionee’s ability to transfer shares of Common Stock purchased pursuant to this option or securities acquired in lieu thereof or in exchange therefor may be restricted under federal or state securities laws.  The Optionee shall not resell or offer for resale such shares of Common Stock or securities unless they have been registered or qualified for resale under all applicable federal and state securities laws or an exemption from such registration or qualification is available in the opinion of counsel satisfactory to the Company.

13.           Notice.  All notices or other communications desired to be given hereunder shall be in writing and shall be deemed to have been duly given upon receipt, if personally delivered, or on the third business day following mailing by United States first class mail, postage prepaid, and addressed as follows:

If to the Company:

The Inventure Group, Inc.

5050 N 40th Street, Suite 300

Phoenix, AZ 85018

Attention: Treasurer

If to the Optionee:

Name	Brad Rader
Street
City/State/Zip

or to such other address as either party shall give to the other in the manner set forth above.

14.           Withholding.  If the exercise of any rights granted in this Agreement or the disposition of shares following exercise of such rights results in the Optionee’s realization of income which for federal, state or local income tax purposes is, in the opinion of the Company, subject to withholding of tax, the Optionee will pay to the Company an amount equal to such withholding tax (or the Company may withhold such amount from any compensation due the Optionee) prior to delivery of certificates evidencing the shares of Common Stock purchased.

15.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflicts of laws).

16.           Miscellaneous.  References herein to a date on or as of which an expiration, termination or lapse shall occur shall be deemed to refer to 11:59 P.M., Phoenix, Arizona time, on such date.

IN WITNESS WHEREOF, the Company and the Optionee have executed this Incentive Stock Option Agreement effective on the first date mentioned above.

THE COMPANY:	THE OPTIONEE:

THE INVENTURE GROUP, INC.

Eric J. Kufel, Chief Executive Officer	Brad Rader

Exhibit B

The Inventure Group, Inc. Proprietary Rights Agreement

THIS AGREEMENT CREATES IMPORTANT OBLIGATIONS WHICH ARE BINDING.  PLEASE READ IT IN FULL BEFORE YOU SIGN.

I recognize the importance of protecting the Company’s relationships and its rights to inventions, discoveries, ideas, confidential information and other intellectual property, and for good and valuable consideration which I have received, including my engagement to provide services to the Company as an independent contractor or at-will employee (in either event referred to hereinafter as my “Relationship with the Company,”) or the continuation of my Relationship with the Company, I agree to the following:

1.             DEFINITIONS.  For the purposes of this Agreement:

(a)                   “Company” means The Inventure Group, Inc., and its subsidiaries.

(b)                   “Creation” means any invention, discovery, idea, concept, design, process, work of authorship, development or improvement (whether or not subject to copyright or patent protection and whether or not reduced to practice by me):  (i) relating to any past, present or reasonably anticipated business of the Company and which is or was created or otherwise developed during my Relationship with the Company, (ii) which is or was created or otherwise developed while performing work for the Company, or (iii) which is or was created or otherwise developed at any time using equipment, supplies, facilities, information or proprietary rights or other property of the Company.

(c)                   “Computer Information” means all information and communications created, received, or stored on or passed through the Company’s computer and communications systems.  Among other things, Computer Information includes all of my files, voice mail and e-mail.

(d)                   “Confidential Information” means information (including information created by me) which is not generally known about the Company or its business, including without limitation about its products, projects, designs, developmental or experimental work, computer programs, software, data bases, know-how, processes, formulas, recipes, manufacturing processes, customers, suppliers, business plans, marketing plans and strategies, finances, or personnel, and information obtained from third parties under confidentiality agreements.

2.             OWNERSHIP OF CREATIONS

(a)                   Inventions Retained.  I represent that all matters which I have created or otherwise developed prior to my Relationship with the Company or my signing this Agreement, which I wish to exclude from my obligations to the Company under this agreement, are listed below.  If no items are  listed below, I represent that there are no such matters to be excluded.

(b)                   Assignment of Creations.  I hereby agree to hold in trust for the sole right and benefit of the Company and assign to the Company all my right, title and interest in and to any and all Creations created or otherwise developed, alone or in conjunction with others.  I further agree to assign to any third party, including the United States government, all my right, title and interest in and to any and all Creations whenever such assignment is requested by a contract between the Company and such third party.

(c)                   Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Creations made by me, in the form of notes, sketches, drawings and other notations which may be specified by the Company, which records shall be available to and remain the sole property of the Company at all times.

(d)                   Disclosure of Creations and Filings.  I agree to promptly disclose to the Company in writing all Creations created or otherwise developed by me alone or in conjunction with others, as well as any and all patent applications or copyright registrations filed by me during and within one (1) year after termination of my Relationship with the Company.

(e)                   Assistance.  During and after the period of my Relationship with the Company, I agree that I will give the Company all assistance it reasonably requires (at the Company’s expense) to file for, maintain, protect and enforce the Company’s patents, copyrights, trademarks, trade secrets and other rights in Creations, in any and all countries.  To that end I will sign documents and do other acts which the Company may determine necessary or desirable including, without limitation, giving evidence and testimony in support of the Company’s rights hereunder.

(f)                    Intellectual Property Rights in Works of Authorship.  I acknowledge and agree that any intellectual property rights in Creations which are works of authorship belong to the Company and are “works made for hire” within the definition of section 101 of the United States Copyright Acts of 1976, Title 17, United States Code.  The Company or any of its direct or indirect licensees shall not be obligated to designate me as author of any design, software, firmware, related documentation, or any other work of authorship when distributed publicly or otherwise, nor to make any distribution.

3.             CONFIDENTIAL INFORMATION

(a)                   Ownership of Confidential Information.  All Confidential Information which I create or otherwise develop or which comes into my possession or that previously came into my possession shall be and remain the exclusive property of the Company.

(b)                   No Disclosure of Confidential Information.  Unless authorized in writing by the Company, I will maintain all Confidential Information in confidence and, except as necessary in conjunction with my work for the Company, will not copy or make notes of, divulge to anyone outside the Company or use any of the Confidential Information for my own or another’s benefit, either during or after the term of my Relationship with the Company.  I agree that I will promptly disclose to the Company all Confidential Information developed by me.  I will abide by any policies and procedures adopted from time to time by the Company to facilitate such disclosures.

(c)                   Returning the Company Documents and Tangible Property.  Upon request of the Company and, in any event, upon termination of my Relationship with the Company, I will promptly surrender and deliver to the Company (and will not keep in my possession or deliver to anyone else) and agree not to use any Confidential Information, records, data, notes, reports, proposals, lists, correspondence, computer code, specifications, drawings, blueprints, sketches, flow diagrams, materials,  equipment, devices or any other documents or property (including photocopies or other reproductions of any of the aforesaid items) of the Company.

(d)                   Confidential Information of Third Parties.  During my Relationship with the Company I may receive, under non-disclosure agreements agreed to by authorized representatives of the Company, information claimed by third parties to be their confidential information.  I agree that I will respect such agreements and will not disclose such information to any person or organization, except as is necessary in carrying out my work for the Company consistent with the Company’s agreement with such third parties.  At the request of the Company and, in any event, upon the termination of my Relationship with the Company, I will promptly surrender to the Company any such information.

4.             NON-USE OF PROPERTY OF THIRD PARTIES.   During my Relationship with the Company, I will not improperly use or disclose any confidential or proprietary information or property of any third party (including any former employer).

5.             NO PRIOR RESTRICTIONS.  I hereby represent and warrant that I am free to enter into or continue my Relationship with the Company and that there are no contracts or restrictive covenants preventing full performance of my duties.

6.             LIMITATIONS ON COMPETITIVE ACTIVITIES DURING RELATIONSHIP.  During my Relationship with the Company, I will not, alone or with others, directly or indirectly, work on, plan, prepare for, organize or engage in any consulting, employment or other business activity (whether or not for compensation) that is competitive with the business in which the Company is involved or may hereafter become involved, nor will I engage in any other activity that conflicts with my obligations to the Company.  Prior to working on, planning, preparing for, organizing or engaging in any consulting, employment or other business activity outside my Relationship with the Company, I will consult my manager or supervisor to ensure that no conflict of interest with the Company exists.

7.             PUBLISHING.  Unless approved by the Company in writing, I will not publish anything in the Company’s business areas of interest during my Relationship with the Company.

8.             NO GUARANTEE OF EMPLOYMENT.  I expressly acknowledge and agree that this is not an agreement by the Company to employ me, or otherwise engage my services, for any period, and unless otherwise expressly agreed in writing between me and the Company, my Relationship with the Company may be terminated at any time, with or without cause by either myself or the Company.  All of the terms of this Agreement shall survive any termination of my Relationship with the Company.

9.             NO EXPECTATION OF PRIVACY.  The Company retains the right, with or without cause or notice to me, to access or monitor all Computer Information, including but not limited to my e-mail and voice mail.  I agree that I have no reasonable expectation of privacy in the Computer Information and expressly waive any right of privacy or similar right in the Computer Information.  I agree that Computer Information is the sole and exclusive property of the Company.  Any of my files, e-mail or other Computer Information stored on the Company’s computer and/or communications systems shall become the property of the Company.  I agree that I shall not install or use encryption software on any of the Company’s computers without first obtaining written permission from my manager or supervisor.  I agree that I shall not use passwords or encryption keys that are unknown to my manager or supervisor.

10.           MISCELLANEOUS

(a)                   Severability. If any provision of this Agreement or portion thereof is determined by a court of competent jurisdiction to be wholly or partially unenforceable for any reason, such provision or portion thereof shall be considered separate from the remainder of this Agreement, which shall remain in full force and effect.

(b)                   Waiver.  The Company’s waiver or failure to enforce any violation or provision of this Agreement shall not constitute a waiver of its rights hereunder with respect to any other or continuing violation or provision of this Agreement, and shall be effective only if in writing, signed by the Company, and then only in the specific instance and for the specific purpose given.

(c)                   Governing Law. This agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona.  I agree that suit to enforce any provision of this Agreement or to obtain any remedy with respect hereto may be brought in Superior Court, Maricopa County, Arizona, and for this purpose I hereby expressly and irrevocably consent to the jurisdiction of this court.

(d)                   Successors.  This Agreement shall be for the benefit of and be binding upon:  i) my executors, heirs, legatees and personal representatives, and ii) the successors and assigns of the Company.

(e)                   Entirety of Agreement.  This Agreement supersedes all prior agreements concerning Creations, Computer Information, Confidential Information, and the other matters referred to herein between myself and the Company.  No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by me and the Company.

Employee or Independent Contractor:

/s/ Brad Rader
Brad Rader

May 17, 2007
Date

Accepted and agreed:

The Inventure Group, Inc.

By:	/s/ Terry McDaniels
Name:	Terry McDaniels
Its:	COO